Exhibit 10.1

SECOND AMENDMENT TO MASTER CREDIT FACILITY AGREEMENT

THIS SECOND AMENDMENT TO MASTER CREDIT FACILITY AGREEMENT (this “Amendment”) is made as of the 1st day of August, 2005 by and between (i) BRE-FMCF, LLC, a Delaware limited liability company (“Borrower”), and (ii) PRUDENTIAL MULTIFAMILY MORTGAGE, INC., a Delaware corporation (“Lender”).

RECITALS

A. Pursuant to that certain Master Credit Facility Agreement dated as of May 2, 2003 as amended by that certain First Amendment to Master Credit Facility Agreement dated as of March 25, 2004 (as amended from time to time, the “Master Agreement”), Borrower and Lender agreed to the terms and conditions under which Lender would establish a credit facility and make Advances to Borrower.

B. All of the Lender’s right, title and interest in the Master Agreement and the Loan Documents executed in connection with the Master Agreement or the transactions contemplated by the Master Agreement have been assigned to Fannie Mae pursuant to that certain Assignment of Collateral Agreements and Other Loan Documents, dated as of May 2, 2003 (the “Assignment”). Fannie Mae has not assumed any of the obligations of the Lender under the Master Agreement or the Loan Documents as a result of the Assignment. Fannie Mae has designated the Lender as the servicer of the Advances contemplated by the Master Agreement.

C. The parties are executing this Amendment pursuant to the Master Agreement to reflect (i) the release of five (5) Mortgaged Properties commonly known as (a) Pinnacle at The Creek in Denver, Colorado, (b) Windsor Court in Los Angeles, California, (c) Regency Palm Court in Los Angeles, California, (d) Tiffany Court in Los Angeles, California, and (e) Summerwind in Wilmington, California, and (ii) to modify certain other provisions as set forth hereinafter.

NOW, THEREFORE, the parties hereto, in consideration of the mutual promises and agreements contained in this Amendment and the Master Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agree as follows:

Section 1. Release of Mortgaged Property. The Mortgaged Properties commonly known as (a) Pinnacle at The Creek in Denver, Colorado, (b) Windsor Court in Los Angeles, California, (c) Regency Palm Court in Los Angeles, California, (d) Tiffany Court in Los Angeles, California, and (e) Summerwind in Wilmington, California (collectively, the “Release Properties”), are hereby released from the Collateral Pool under the Master Agreement. The Release Properties are hereby released from all Loan Documents, including but not limited to the Replacement Reserve Security Agreement, the Completion/Repair and Security Agreement, and the Assignment of Asset Management Agreement, and the Release Properties are hereby deemed removed from any schedules or exhibits thereto.

Section 2. Asset Management Agreement. Notwithstanding any provisions in the Assignment of Asset Management Agreement to the contrary, Lender hereby consents to any modification to the Asset Management Agreement on or after the date hereof removing the Release Properties from the Asset Management Agreement.

Section 3. Exhibit A. Exhibit A to the Master Agreement is hereby deleted and replaced with the Exhibit A attached to this Amendment.

Section 4. Modification to Fixed Advance Term and Amortization. Section 1.03(b) of the Master Agreement is hereby deleted in its entirety and restated as follows:

1.03(b) Fixed Advances; Amortization Period. The maturity date of any Fixed Advance shall be specified by Borrower for such Fixed Advance, provided that such maturity date shall be five (5) years, seven (7) years, or ten (10) years after the Closing Date of such Fixed Advance, provided that no maturity date shall exceed fifteen (15) years after the Initial Closing Date. At the election of Borrower prior to the Closing of any Fixed Advance, such Fixed Advance shall either (i) be interest only and shall not require amortization or (ii) be amortized over a thirty (30) year schedule.

Section 5. Modification to Concentration Test. Sections 6.01(b)(ii) and 6.01(b)(iii) of the Master Agreement are hereby deleted in their entirety and restated as follows:

(ii) The aggregate Valuation of the Mortgaged Properties located in a single SMSA shall not exceed 25% of the aggregate Valuations of all Mortgaged Properties, provided that at all times that Advances Outstanding are less than $100,000,000, this requirement shall not apply.

(iii) The Valuation of any one Mortgaged Property shall not exceed 25% of the aggregate Valuations of all Mortgaged Properties, provided that at all times that Advances Outstanding are less than $100,000,000, this requirement shall not apply.

Section 6. Modification to Geographical Diversification Requirements. The definition “Geographical Diversification Requirements” contained in Appendix I to the Master Agreement is hereby deleted in its entirety and restated as follows:

“Geographical Diversification Requirements” means a requirement that (i) at all times that Advances Outstanding are less than $100,000,000, the Collateral Pool consist of at least two (2) Mortgaged Properties located in at least two (2) SMSA’s; (ii) at all times that Advances Outstanding are equal to or greater than $100,000,000 and less than $150,000,000, the Collateral Pool consist of at least five (5) Mortgaged Properties located in at least three (3) SMSA’s; (iii) at all times that Advances Outstanding are equal to or greater than $150,000,000 and less than $200,000,000, the Collateral Pool consist of at least seven (7) Mortgaged Properties located in at least four (4) SMSA’s; and (iv) at all times that Advances Outstanding are equal to or greater than $200,000,000, the Collateral Pool consist of at least ten (10) Mortgaged Properties located in at least five (5) SMSA’s.

Section 7. Capitalized Terms. All capitalized terms used in this Amendment which are not specifically defined herein shall have the respective meanings set forth in the Master Agreement.

Section 8. Full Force and Effect. Except as expressly modified by this Amendment, all terms and conditions of the Master Agreement shall continue in full force and effect.

Section 9. Counterparts. This Amendment may be executed in counterparts by the parties hereto, and each such counterpart shall be considered an original and all such counterparts shall constitute one and the same instrument.

Section 10. Applicable Law. The provisions of Section 17.06 of the Master Agreement (entitled “Choice of Law; Consent to Jurisdiction; Waiver of Jury Trial”) are hereby incorporated into this Amendment by this reference to the fullest extent as if the text of such provisions were set forth in their entirety herein.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

BORROWER: BRE-FMCF, LLC, a Delaware limited liability company

By:	BRE Properties, Inc., a Maryland corporation, its sole member

	By:	/s/ Edward F. Lange
Edward F. Lange, Jr. Executive Vice President, Chief Financial Officer and Secretary

(Signatures continued on next page)

LENDER PRUDENTIAL MULTIFAMILY MORTGAGE, INC., a Delaware corporation

By:	/s/ Sharon D. Singleton
Sharon D. Singleton Vice President

EXHIBIT A

SCHEDULE OF MORTGAGED PROPERTIES

	Property Name	Property Address
1.	Pinnacle Sonata	23940 40th Drive, S.E. Bothell, Washington 98021

2.	Pinnacle at Blue Ravine	1005 Blue Ravine Road Folsom, California 95630

3.	Sun Pointe Village	39451 Gallaudet Drive Fremont, California 94538

4.	The Summit	2400 Ridge View Drive Chino Hills, California 91709

A-1